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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS'




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus Supplement of Burnham Pacific Properties, Inc. for the registration of 5,500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 1997, with respect to the combined statements of gross income and direct operating expenses of the BRE Portfolio for the three years in the period ended December 31, 1996, included in Burnham Pacific Properties, Inc.'s Current Report on Form 8-K dated January 31, 1997, filed with the Securities and Exchange Commission.






//Ernst & Young LLP//
San Francisco, California
April 15, 1997